                              [LITTON LETTERHEAD]





FOR IMMEDIATE RELEASE              INVESTOR CONTACT:
                                   Denny McSweeny
                                   (818)598-5495

                                   MEDIA CONTACT:
                                   Randy Belote
                                   (703) 413-1521


LITTON INDUSTRIES, INC. ANNOUNCES SETTLEMENT AGREEMENT


     WOODLAND HILLS, CA. June 30, 1999 ... Litton Industries, Inc. (NYSE:LIT) announced today that its Canadian subsidiary and one of its U.S. divisions have entered into a voluntary settlement agreement with the United States Attorney's Office for the Central District of California to resolve allegations related to the employment of foreign sales agents.

     Under the agreement, Litton Systems Canada Limited, a Canadian subsidiary, will plead to three counts and pay $16.5 million in fines as well as $2 million, in part as reimbursement for the cost of the eight-year investigation. Litton's Applied Technology division in San Jose, California, also will plead to the same single count of conspiracy as the Canadian corporation. The plea agreement involves two unrelated incidents that occurred over the past 15 years in which the two entities in essence violated a United States regulation related to financing foreign sales and a Taiwan internal policy regarding payments to international consultants. The U.S. Government did not suffer any monetary loss from the actions set forth in this plea.


                                     -more-

     Although Litton believed it had meritorious defenses, this settlement, relating to past conduct, was determined to be in the company's best interests. This action allows the company to put this matter behind it and focus on serving its customers and shareholders. Additionally, the U.S. Attorney has stated in writing that Litton has taken responsible and appropriate action regarding the issues.

     Litton, as part of its ongoing compliance program, has reviewed and improved its internal training and controls to ensure compliance with all foreign and domestic reporting requirements. The company continually monitors and improves its strong program of internal controls and compliance.

     Litton is a leader in worldwide technology markets for advanced electronic, defense and information systems, and is major designer and builder of surface combatant ships for the U.S. Navy and allied nations.



                                      ###